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                                                                    EXHIBIT 10.1


                        COMMITTED CREDIT LINE AGREEMENT

         This Committed Credit Line Agreement (the "Agreement") is entered into as of June 8, 1995, by and between NATIONSBANK OF TEXAS, N.A., a national banking association, (the "Bank"), DELL COMPUTER CORPORATION, a Delaware corporation (the "Company"), THE SUBSIDIARIES OF THE COMPANY WHICH ARE SIGNATORIES HERETO OR WHICH MAY BECOME A PARTY HERETO FROM TIME TO TIME (such Subsidiaries and the Company being hereinafter collectively referred to as "Borrowers" and individually as a "Borrower"), and this Agreement establishes a committed line of credit for Borrowers with Bank in the maximum aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00).

         Bank agrees that the line of credit evidenced and governed hereby may be utilized by Borrowers from time to time upon the terms more fully set forth herein for general corporate purposes, including issuance of standby and documentary or commercial letters of credit for the account of any Borrower.

         1. Definitions. As used in this Agreement, in addition to any other definitions herein contained, the following words and terms shall have the meanings provided below unless the context otherwise requires.

                 Annual Audited Financial Statements shall mean the annual consolidated financial statements of the Company, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with generally accepted accounting principles and accompanied by an unqualified report and opinion of independent certified public accountants with an accounting firm of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with generally accepted accounting principles.

                 Applications shall mean all applications and agreements for Letters of Credit, or similar instruments or agreements, in a form acceptable to Bank, now or hereafter executed by any Borrower in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof.

                 Commitment shall mean the obligation of Bank to make advances of funds hereunder and incur liability for the Letter of Credit Exposure Amount in an aggregate principal amount at any one time outstanding up to, but not exceeding, $25,000,000.00.

                 Consequential Loss shall mean, with respect to (a) any Borrower's payment of principal of a Eurodollar Rate Borrowing on a day other than the last day of the applicable Eurodollar Interest Period, (b) any Borrower's failure to borrow a Eurodollar Rate Borrowing on the date specified by Borrowers for any reason, (c) any Borrower's failure to make any prepayment of the Loans (other than




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Base Rate Borrowings) on the date specified by such Borrower, or (d) any cessation of the Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 13(b) hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Bank, including any interest paid by Bank to lenders of funds borrowed by it to make or carry the Loans. And Consequential Loss shall mean, with respect to the termination or cancellation of any Eurodollar Rate Borrowing pursuant to
Section 13(b) hereof, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Bank on account of any reduction resulting from such premature termination or cancellation of such borrowing in Bank's margins or spreads between its cost of funds and the interest earned on the principal of the borrowing so terminated or canceled, including an amount equal to the excess (if any) of (x) interest that would have accrued on any such borrowing during the remainder of the applicable Eurodollar Interest Period had such borrowing not been terminated or canceled early, over (y) interest that would have accrued and been earned by Bank for the remainder of such Eurodollar Interest Period if the principal amount of the terminated or canceled borrowing had been reinvested by Bank on the Business Day following such termination or cancellation date in obligations of the United States Treasury having a face amount equal or comparable to the principal amount of the terminated or canceled borrowing and having a maturity date ending on or as close as possible to the end of such Eurodollar Interest Period.

                 Consolidated Tangible Net Worth shall be determined in accordance with generally accepted accounting principles and shall mean the amount of total assets (less applicable reserves and other properly deductible items) less (a) the amount of total liabilities and (b) all goodwill, trade names, trademarks, patents and other intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries.

                 Final Availability Date shall have the meaning ascribed to such term in Section 12 of this Agreement.

                 Indebtedness shall mean at any time all indebtedness for borrowed money or for the deferred purchase price of property or services, whether direct or indirect, absolute or contingent, due or to become due, matured or unmatured, and however evidenced, specifically including any borrowing hereunder and all extensions, renewals and other obligations arising out of or related hereto.

                 Joinder Agreement shall mean any agreement, in form acceptable to Bank, executed by a Subsidiary from time to time, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement and the Note.

                 Letter of Credit Advances shall mean all sums which may from time to time be paid by Bank pursuant to the Letters of Credit, or any of them.

                 Letter of Credit Exposure Amount shall mean at any time the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Advances for which Bank has not been reimbursed and which remain unpaid at such time.





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                 Letters of Credit shall mean all irrevocable commercial or documentary letters of credit and all standby letters of credit issued by Bank pursuant to the terms set forth in this Agreement.

                 Lien shall mean, with respect to any property or asset (a) any mortgage, claim, hold, lien, pledge, charge, security interest, collateral assignment or other encumbrance or restriction of any kind in respect of such property or assets or (b) the interest of a vendor or lessor arising out of the acquisition or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement, sale and leaseback arrangement, or other similar title retention agreement.

                 Loans shall mean any advance of funds pursuant to the terms of
Section 2 of this Agreement.  Loan shall mean any one of the Loans.

                 Note shall mean the promissory note of Borrowers in substantially the form of Exhibit B attached hereto, together with any and all renewals, extensions and modifications thereof and substitutions therefor now or hereafter permitted by Bank.

                 Quarterly Unaudited Financial Statements shall mean the quarterly consolidated financial statements of the Company, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal quarter, an income statement for such fiscal quarter, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding fiscal quarter of the preceding year, and a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding year (except for the last fiscal quarter, for which no such quarterly balance sheet, income statement and statement of cash flows is required to be delivered. All of the Quarterly Unaudited Financial Statements are to be prepared in accordance with generally accepted accounting principles and certified as true and correct by the chief executive officer, president, chief operating officer, chief financial officer, treasurer or any other officer of the Company acceptable to Bank.

                 Subsidiary shall mean any corporation, partnership, joint venture or any other type of business entity of which more than fifty percent (50%) of the issued and outstanding capital stock, partnership interests or other indicia of equity rights issued by such business entity is owned or controlled, directly or indirectly, by the Company.





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         2.      Borrowings; Letters of Credit.

                 a. Subject to the terms and conditions hereof, Bank agrees to make the Loans hereunder to any Borrower from time to time before the Final Availability Date, in an aggregate principal amount at any one time outstanding (including Borrowers' liability for the Letter of Credit Exposure Amount at such time) up to, but not exceeding, the $25,000,000.00 amount of the Commitment. When any Borrower desires to utilize the line of credit governed hereby, an authorized officer of the applicable Borrower (as identified or defined in the resolutions adopted by the Board of Directors of the Company and of each corporate general partner of all other Borrowers authorizing each Borrower to enter into revolving and other lines of credit of the type evidenced and governed hereby) shall advise Bank in writing in substantially the form of Exhibit A hereto (a "Borrowing Certificate"), which may be sent via facsimile to Bank and confirmed by mailing the original Borrowing Certificate to Bank. In such case, Bank is authorized to credit to the account of the applicable Borrower the amount of the Loan as specified therein and requested by the applicable Borrower (subject to the Commitment limitation stated above) or, at the option and request of the applicable Borrower, to transfer such sum(s) in immediately available funds to a designated bank for credit to the account at such bank of the applicable Borrower. Borrowers shall be jointly and severally liable for all amounts owing to Bank in respect of the Loans and all other obligations under this Agreement. During the term hereof and subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow under the line of credit evidenced and governed hereby and, pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of Title 79, Texas Revised Civil Statutes, 1925, as amended, Borrowers and Bank expressly agree that Chapter 15 shall not apply to this Agreement or to any Loan and that neither this Agreement nor any Loan shall be covered by or subject to Chapter 15 in any manner whatsoever. All borrowings and repayments shall be made upon a day on which Bank is open for business at its offices in Dallas, Texas (each a "Business Day"), as herein stated, and with respect to a borrowing at the Eurodollar Rate, on a Eurodollar Business Day. Each Borrowing Certificate submitted by any Borrower hereunder shall be deemed to be a statement by Borrowers that all representations and warranties set forth herein are true and correct, except as otherwise notified in writing to Bank and that the representation in Section 9(b) hereof shall be deemed given only as to the most recent Annual Audited Financial Statements that have then been provided to Bank, and that no default has occurred or will occur under Section 14 of this Agreement as a result of the requested borrowing.

                 b. Subject to the terms and conditions contained herein, any Borrower shall have the right to utilize the Commitment from time to time prior to the Final Availability Date, by obtaining from Bank one or more Letters of Credit for the account of any Borrower in such amounts and in favor of such beneficiaries as any Borrower from time to time shall request; provided, that in no event shall Bank have any obligation to issue any Letter of Credit if (i) the Letter of Credit Exposure Amount after the issuance of such requested Letter of Credit plus the aggregate principal amount of all Loans outstanding at such time would exceed the $25,000,000.00 amount of the Commitment, (ii) such Letter of Credit would have an expiry date beyond the earlier to occur of (1) the Final Availability Date or (2) 120 days after the issuance date of such Letter of Credit, (iii) either such Letter of Credit is not in a form satisfactory to Bank in its sole and absolute discretion or the applicable Borrower has not executed and delivered such Application relating to such Letter of Credit as Bank shall have requested or (iv) an event has occurred and is continuing which constitutes a default as provided in Section 14 of





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this Agreement.  Borrowers jointly and severally promise to pay to the order of
Bank the amount of all Letter of Credit Advances, and to effect repayment of any such Letter of Credit Advance, it shall be deemed that Borrowers have requested a Base Rate Borrowing under the Note to be made to satisfy such Letter of Credit Advance, with Bank automatically satisfying such Letter of Credit Advance by (subject to the terms and conditions hereof) making a Base Rate Borrowing under the Note, if such Letter of Credit Advance is (and such Loan is to be) made prior to the Final Availability Date. If any Borrower desires to cause the issuance of a Letter of Credit hereunder, such Borrower shall execute and deliver to Bank the requisite Application for the requested Letter of Credit signed by an officer of such Borrower authorized to submit Borrowing Certificates for Loans hereunder at least two (2) Business Days prior to the proposed date of issuance of such Letter of Credit, together with payment of the issuance fee required by separate letter agreement between Bank and Borrower. In the event that any restriction or limitation is imposed upon or determined or held to be applicable to Bank or any or all Borrowers by, under or pursuant to any legal requirement now or hereafter in effect or by reason of any interpretation thereof by any governmental authority, which in the sole judgment of Bank would prevent Bank from legally incurring liability under a Letter of Credit issued or proposed to be issued hereunder, then Bank shall give prompt written notice thereof to Borrowers, whereupon Bank shall have no obligation to issue any additional Letters of Credit then or at any time thereafter, until the circumstances giving rise to such inability no longer exist.

         3. Interest and Interest Periods. Each Loan shall bear interest at one of the following interest rate options (subject to the other provisions hereof, and provided at no time shall any interest rate, regardless of the option selected, be charged to Borrowers to the extent that the same would exceed the Maximum Rate of Interest then applicable) at any Borrower's request given as indicated below. Any Loan may bear interest for any applicable Interest Period (as defined below) at the Base Lending Rate (each such Loan being hereinafter referred to as a "Base Rate Borrowing") upon notification from any Borrower received by Bank by 2:00 p.m. (Dallas, Texas time) on the first day of such applicable Interest Period. Any Loan in a principal amount of $1,000,000.00 or any larger multiple of $100,000.00 may bear interest for any Interest Period at the Eurodollar Rate for such Interest Period (each of such Loans being hereinafter referred to as a "Eurodollar Rate Borrowing"), upon notification from any Borrower received by Bank from any Borrower by 11:00 a.m. Dallas, Texas time), three (3) Eurodollar Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the following definitions shall apply with respect to the above-described interest rate options:

                 Adjusted Eurodollar Interbank Rate shall mean, with respect to each Eurodollar Interest Period, a rate per annum equal to the quotient (converted to a percentage) of (a) the Eurodollar Interbank Rate with respect to such Eurodollar Interest Period divided by (b) 1 minus the Eurodollar Reserve Requirement in effect on the first day of such Eurodollar Interest Period.





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                 Base Lending Rate shall mean a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the lesser of (a) the higher of (i) the rate of interest per annum announced by Bank from time to time as its base or prime rate (which rate is not necessarily its most favorable rate), or (ii) the Federal Funds Rate plus one-half of one percent (1/2%) per annum or (b) the Maximum Rate of Interest. The Base Lending Rate shall change on the effective date of any changes in such base or prime rate or the Federal Funds Rate. If for any reason Bank shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, the Base Lending Rate shall be the lesser of (a) the rate of interest announced by Bank from time to time as its base or prime rate or (b) the Maximum Rate of Interest, until the circumstances giving rise to such inability no longer exists.

                 Eurodollar Business Day shall mean a Business Day on which transactions in United States Dollar deposits between banks may be carried on in the eurodollar interbank dollar market selected by Bank in accordance herewith.

                 Eurodollar Interbank Rate shall mean, for each Eurodollar Interest Period, the rate of interest per annum, rounded, if necessary, to the next highest whole multiple of one-eighth percent (1/8%), determined by Bank based upon rates quoted at or before 10:00 a.m. in such Eurodollar interbank market (or as soon thereafter as practicable), on the date two (2) Eurodollar Business Days prior to the first day of such Eurodollar Interest Period, for the offering to Bank by leading dealers in whatever eurodollar interbank market may be selected by Bank in its sole discretion, acting in good faith, at the time of determination and in accordance with the then existing practice in such market, of deposits in United States dollars for delivery on the first day of such Eurodollar Interest Period and having a maturity equal to the length of such Eurodollar Interest Period and in an amount equal (or as nearly equal as may be) to the Eurodollar Rate Borrowing to which such Eurodollar Interest Period relates. Each determination by Bank of the Eurodollar Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

                 Eurodollar Rate shall mean a rate per annum equal to the lesser of (a) the Adjusted Eurodollar Interbank Rate in effect on the first day of such Eurodollar Interest Period plus five-eighths of one percent (5/8%) or
(b) the Maximum Rate of Interest.

                 Federal Funds Rate shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

                 Interest Payment Dates shall mean (a) for Base Rate Borrowings, (1) at all times while the Note is outstanding, the last day of each August, November, February and May, and (2) the Final Availability Date, and (b) for Eurodollar Rate Borrowings, the end of each Eurodollar Interest Period.





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                 Interest Periods shall mean as follows: (a) in the case of each Base Rate Borrowing, a period commencing on the date of such Base Rate Borrowing and ending on the following Interest Payment Date for such Base Rate Borrowing, and (b) in the case of each Eurodollar Rate Borrowing, a period commencing (i) on the date of such Eurodollar Rate Borrowing or (ii) on the last day of the immediately preceding Eurodollar Interest Period in the case of a rollover to a successive Eurodollar Interest Period, and ending on the numerically corresponding day, one, two or three (1, 2 or 3) months thereafter as selected by the applicable Borrower or Borrowers in accordance with the provisions of this Agreement; provided, (a) any Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Interest Period shall end on the next preceding Eurodollar Business Day; (b) any Eurodollar Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Interest Period) shall end on the last Eurodollar Business Day of the appropriate calendar month; (c) no Eurodollar Interest Period shall ever extend beyond the Final Availability Date; and (d) Eurodollar Interest Periods shall be selected by the applicable Borrower or Borrowers in such a manner that the Eurodollar Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date. If the applicable Borrower or Borrowers fail to select an interest rate option as provided in this Section 3 prior to the last day of any Interest Period for any Loan, Borrowers shall be deemed to have renewed such Loan as a Base Rate Borrowing. Interest shall be calculated on the basis of actual calendar days elapsed and a 360 day year, except that interest based on clause (a) (i) of the definition of the Base Lending Rate shall be calculated on the basis of actual calendar days elapsed and a 365 day year. Any amount of principal and interest which is not paid when due hereunder shall thereafter bear interest until paid in full at the Past Due Rate.

                 Maximum Rate of Interest shall mean the maximum nonusurious rate of interest permitted to be charged by applicable federal or Texas law (whichever shall permit the higher lawful rate) from time to time in effect. At all times, if any, as Chapter One of the Texas Credit Code ("Chapter One") shall establish the Maximum Rate of Interest, the Maximum Rate of Interest shall be the "indicated rate ceiling" (as defined in Chapter One) from time to time in effect. If the obligation is an open-end account, Bank may from time to time, as to then-current and future balances, implement any other ceiling under Chapter One and/or revise the index, formula or provision of law used to compute the rate on such obligation, if and to the extent permitted by, and in the manner provided in, Chapter One.

                 Past Due Rate shall mean a rate per annum equal to the lesser of (a) the Base Lending Rate plus two percent (2%) or (b) the Maximum Rate of Interest. All interest accruing at the Past Due Rate on any amounts otherwise due and payable hereunder shall be due and payable on demand.

         4. Conditions to Borrowing and Letter of Credit Issuance. The obligation of Bank to make any Loan or issue any Letter of Credit hereunder is subject to (a) accuracy of all representations and warranties of Borrowers set forth herein on the date of such Loan or issuance of such Letter of Credit (except for those changes in such representations and warranties for which Bank has been notified in writing and has acknowledged as acceptable and except that the representation in Section 9(b) hereof shall be deemed given only to as the most recent Annual Audited Financial





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Statements that have then been provided to Bank), (b) the performance by
Borrowers of their obligations hereunder and (c) the satisfaction of the following further conditions: (i) prior to the making of such Loan or the issuance of such Letter of Credit, there shall have occurred no material adverse change in the financial condition of Borrowers on a consolidated basis (as shown in the most recent set of financial statements delivered in accordance with Section 10(a) below) since the date of this Agreement (as shown in the financial statements described in Section 9(b) below); and (ii) no default shall have occurred and be continuing in accordance with the provisions of Section 14 below. In addition to the matters described in the immediately preceding sentence, the obligation of Bank to make the initial Loan or issue the first Letter of Credit hereunder is subject to receipt by Bank of each of the following (in a form acceptable to Bank in its discretion): (a) the Note, executed by each Borrower; (b) a current certificate executed by (i) the secretary or assistant secretary of each corporate Borrower and (ii) by the secretary or assistant secretary of the corporate general partner of each partnership Borrower, containing a certificate of incumbency and certifying that resolutions satisfactory to Bank in all respects have been adopted by the respective Board of Directors of such corporations so as to authorize Borrowers' entering into this Agreement with Bank and obtaining from Bank the line of credit evidenced and governed hereby; (c) copies of the current partnership agreements and certificates of limited partnership of each partnership Borrower, together with such additional partnership consents or authorizations from the partners of such Borrowers which Bank reasonably requires to confirm that each partnership Borrower is authorized to enter into this Agreement and obtain the line of credit evidenced and governed hereby; (d) with respect to each Borrower, certificates from the appropriate public officials of the state of incorporation or formation of each Borrower and from those jurisdictions where the nature of each Borrower's business makes it necessary to be qualified to do business as a foreign entity, as to the existence, good standing and qualification of the applicable Borrower(s) in such jurisdictions; (e) an opinion of counsel substantially in the form of Exhibit C attached hereto; and (f) payment from Borrowers of (i) all legal fees and expenses of Bank with respect to the execution and negotiation of this Agreement and all other related documents and (ii) other fees and amounts which are then due and owing by Borrowers to Bank under the terms of this Agreement.

         5. Lending Office. The Lending Office for Bank shall be: (901 Main Street, Dallas, Texas, 75283; or (ii) the office of Bank subsequently specified in writing by Bank to Borrowers.

         6. Prepayment. If at any time the aggregate principal amount of all Loans outstanding at such time plus the Letter of Credit Exposure Amount at such time would exceed the $25,000,000.00 amount of the Commitment, Bank shall notify Borrowers in writing of such excess amount, and within three (3) Business Days after the giving of such notice, Borrowers shall make a prepayment on the Note or cause one or more Letters of Credit to be canceled and surrendered in an aggregate amount of not less than such excess amount. Additionally, Base Rate Loans may be prepaid, together with accrued interest on the amount prepaid, in whole or in part without penalty at any time prior to the last day of the Interest Period therefor. Loans that bear interest at the Eurodollar Rate may not be prepaid, whether voluntarily or by acceleration or by other reason, prior to the end of the then applicable Interest Period, except upon not less than five (5) Business Days prior notice if accompanied by accrued interest on the amount prepaid and the Consequential Loss as a result of such prepayment (with the Consequential Loss being based on a statement of Bank that, absent manifest error, will be binding on Borrowers).





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         7.      Facility Fee.  Borrowers hereby jointly and severally agree to pay to Bank a Facility Fee of one-eighth of one percent (1/8%) per annum (based on a 365 day year) of the $25,000,000.00 amount of the Commitment. Said Facility Fee shall be payable quarterly in advance on the last day of each May, August, November and February, commencing upon execution of this Agreement and continuing until the Final Availability Date. All past due Facility Fees shall accrue interest until paid at the Past Due Rate.

         8. Repayment. Each Loan hereunder is to be evidenced by the Note. Borrowers hereby jointly and severally promise to pay to Bank the unpaid principal balance of the Loans on or before the Final Availability Date in accordance with the other provisions of this Agreement, regardless of whether the Loans have been requested by, and advanced to, less than all of Borrowers. Borrowers also hereby jointly and severally promise to pay to Bank accrued interest on the unpaid balance of the Loans on the Interest Payment Dates, commencing with the first of such dates to occur after the date of this Agreement. All payments not received by Bank on or by 12:00 p.m. Dallas, Texas time and on a Business Day shall be deemed to be made on the following Business Day, provided that if any amount hereunder shall be due on a day that is not a Business Day, the time for payment shall be the first Business Day following such date, unless such following Business Day would be the first Business Day of a month and such payment is in respect of principal of or interest on a Eurodollar Rate Borrowing, in which case the time for payment shall be the next preceding Business Day. All payments shall be made to Bank at its Lending Office.

         9. Warranties and Representations. Each of Borrowers jointly and severally represent and warrant to Bank that:

                 a. Each of Borrowers is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; has all power and authority to conduct its business as presently conducted; is duly qualified to do business and in good standing in the state of its existence and in each other jurisdiction where the failure to qualify would have a material adverse effect on the consolidated business of Borrowers taken as a whole; and will take such actions as are required to so remain.

                 b. The Annual Audited Financial Statements of the Company as of and for the year ending January 29, 1995, present fairly, in accordance with generally accepted accounting principles, the consolidated financial position of the Company and its Subsidiaries as of January 29, 1995, and the results of its operations for the year then ended, and there has been no material adverse change in the consolidated financial condition of the Company and its Subsidiaries since such date.

                 c. The execution, delivery and performance of this Agreement and all other related documents have been duly authorized by all requisite corporate or partnership action of Borrowers, and upon due execution and delivery, will constitute legal, valid and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and subject to the qualification that general equitable principles may limit the availability of equitable remedies, including without limitation, the remedy of specific performance.




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

                 d. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transaction contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under the respective organizational documents of any Borrower or any material agreement, indenture or other instrument under which any Borrower is bound in connection with or in respect of any Indebtedness, or
(ii) violate or conflict with any material judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over any Borrower.

                 e. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance by any Borrower of the Agreement or the other documents and agreements contemplated hereby.

                 f. No portion of any Loans under this Agreement shall be used by any Borrower in violation of Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect in the date or dates of such borrowing and such use of proceeds.

                 g. There are no suits, proceedings, claims or disputes pending or threatened against or affecting any Borrower, the adverse determination of which individually or in the aggregate would have a material adverse affect on the consolidated financial condition of Borrowers or their ability to perform their obligations hereunder.

         10. Covenants and Agreements. Each of Borrowers covenants and agrees with Bank that prior to the termination of this Agreement:

                 a. Borrowers will, prior to the Final Availability Date and until all Indebtedness hereunder is fully repaid, cause to be provided to Bank (i) the Company's Annual Audited Financial Statements within 120 days after the end of its fiscal year, and (ii) the Company's Quarterly Unaudited Financial Statements within 45 days after the end of each of its fiscal quarters.

                 b. Within a reasonable time after they are filed with the Securities Exchange Commission, Borrowers will cause to be provided to Bank copies of the following documents filed by the Company during the term hereof:
(i) Annual Reports on Form 10-K; (ii) Quarterly Reports on Form 10-Q; (iii) Current Reports on Form 8-K; (iv) definitive proxy statements; and (v) Registration Statements on Form S-1, S-2, S-3 or S-4.

                 c. Each Borrower will not, nor shall it permit any Subsidiary, to create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or remain or become liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except that the foregoing restrictions shall not apply to:

                          i.      Indebtedness to Bank pursuant hereto;

                          ii. Indebtedness existing on the date of this Agreement and which is described in Schedule II attached hereto;

                          iii. Current accounts payable and unsecured current liabilities, not the result of borrowings, to vendors, suppliers and persons providing services and for expenditures on ordinary trade terms for goods and services normally required by any Borrower or any of its Subsidiaries in the ordinary course of its business;

                          iv. Indebtedness of any Subsidiary to any Borrower, Indebtedness of any Borrower to another Borrower or to any Subsidiary or Indebtedness of one Subsidiary to another Subsidiary;

                          v. Revolving credit Indebtedness for general corporate purposes in an aggregate principal amount not to exceed $125,000,000.00 which is owing to other financial institutions or other lenders;

                          vi. Trade receivable asset securitization Indebtedness in an aggregate principal amount not to exceed $150,000,000.00;

                          vii. Indebtedness in an aggregate principal amount of up to, but not exceeding, $25,000,000.00 for the purpose of financing the acquisition and construction of the Round Rock, Williamson County, Texas and Malaysia physical plants and facilities;

                          viii. In addition to any of the Indebtedness described in subsections (i) through (vii) above, Indebtedness which does not, in the aggregate, exceed fifteen percent (15%) of the Consolidated Tangible Net Worth of the Company; and

                          ix. Any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part of any Indebtedness referred to in the foregoing clauses (i), (ii),
         (iv), (v), (vi), (vii) and (viii), provided that the amount of such Indebtedness is not increased.

                 d. Each Borrower will not, nor shall it permit any Subsidiary to, suffer to be created or incurred or to exist, any Lien of any kind on any of their respective properties or assets, except that the foregoing restrictions shall not apply to:

                          i.      Liens in favor of any Borrower or any
         Subsidiary;

                          ii.     Mechanics', suppliers', carriers',
         warehousemen's, tax and other like Liens arising in the ordinary course of business securing obligations that are not overdue or are being contested in good faith by appropriate legal proceedings diligently conducted, provided that the person sets aside on its books such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles;

                          iii. Liens existing on the date of this Agreement and which are described in Schedule III attached hereto;

                          iv. Any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings, so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, and adequate provision has been made for the discharge thereof if adversely determined;

                          v.      Liens securing Indebtedness described in
         Section 10(c)(viii) above;

                          vi. Liens on the Round Rock, Williamson County, Texas and Malaysia facilities and physical plants securing Indebtedness described in Section 10(c)(vii) above;

                          vii. (1) Pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (2) deposits securing liability to insurance carriers under insurance or self-insurance arrangements and (3) bank offset rights;

                          viii. Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                          ix. Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, which in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary;

                          x.      Liens of landlords in connection with leases;

                          xi. Liens in favor of any person or entity on all documents of title arising out of any Letters of Credit issued hereunder or any other letters of credit otherwise permitted under the terms of this Agreement;

                          xii. Liens on accounts receivable and other related assets securing Indebtedness described in Section 10(c)(vi) above; and

                          xiii. Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i), (iii), (v),
         (vi), (vii), (viii), (x), (xi) and (xii) provided that the amount of Indebtedness secured thereby is not increased.

                 e. Borrowers will cause the Company at all times to maintain a Consolidated Tangible Net Worth of at least $500,000,000.00.

                 f. Borrowers will not and will not permit any other Subsidiary to:

                          i. Enter into any indenture, agreement or other instrument under which any Indebtedness allowed by the provisions of
         Section 10(c)(v) above is issued (a "Restricted Agreement"); or

                          ii. Agree to any amendment, waiver, consent, modification, refunding, refinancing or replacement of any Restricted Agreement, in either case with terms the effect of which is to

                                  (1)      include a default or event of
                 default (however denominated), an affirmative covenant or a negative covenant which is not contained in this Agreement, or

                                  (2) revise or alter any default or event of default (however denominated), affirmative covenant or negative covenant contained therein, the effect of which is to increase or expand the events of default, restrictions or affirmative obligations on any Borrower or any other Subsidiary, unless Borrowers concurrently incorporate herein such additional, altered or revised default or event of default, affirmative covenant or negative covenant. The incorporation of each such additional default or event of default, affirmative covenant or negative covenant is hereby deemed to occur automatically and concurrently by reason of the execution of this Agreement without any further action or the execution of any additional document by any of the parties to this Agreement. Without limiting the foregoing, any Borrower or any other Subsidiary (or any affiliate of any such parties) will not offer, directly or indirectly, any economic inducement (including without limitation, any collateral) to any creditor, lender or other party under any Restricted Agreement for the purpose of inducing such lender, creditor or other party to enter into any waiver of any default, event of default or potential default under such Restricted Agreement, unless the same such economic inducement has been concurrently offered and paid to Bank (it being understood and agreed that the offering of such economic inducement to Bank shall not be deemed or construed to obligate Bank to enter into any waiver of any default or potential default hereunder).

                 g. Borrowers shall cause any domestic Subsidiary which is not yet a Borrower hereunder to execute and deliver to Bank a Joinder Agreement promptly after such domestic Subsidiary satisfies either of the following:

                          i. The total assets of such domestic Subsidiary constitute 5% or more of the total consolidated assets of the Company and its Subsidiaries; or

                          ii. The net income of such domestic Subsidiary for any fiscal year constitutes 5% or more of the total consolidated net income of the Company and its Subsidiaries for such fiscal year.

For purposes hereof, the above-described total asset and net income thresholds shall be determined in accordance with generally accepted accounting principles, consistently applied.

                 h. Each Borrower will not merge or consolidate or be merged or consolidated with another entity, or sell, transfer or otherwise dispose of, in any one transaction or series of related transactions, all or substantially all of the assets of any Borrower to any person, except that the foregoing restrictions shall not apply to:

                          i. Sales or transfers of all or substantially all of the assets of any Borrower to (1) another Borrower or (2) any other Subsidiary, if such Subsidiary executes and delivers a Joinder Agreement to Bank contemporaneously with the applicable sale or transfer;

                          ii. Sales or transfers of inventory of any Borrower in the ordinary course of business;

                          iii. Sales or transfers of any receivables or other related assets of any Borrowers, whether such sales or transfers are to any Subsidiary or any entity not affiliated with any Borrower or any other Subsidiary, which are reasonably required in connection with any asset securitization transaction described in Section 10(c)(vi) above; and

                          iv. Mergers or consolidations of any Borrower with (1) any other Borrower or Borrowers or (2) any other Subsidiary or Subsidiaries (so long as such other Subsidiaries (a) are Subsidiaries as of the effective date of this Agreement or are Subsidiaries newly formed and created by any Borrower or any other Subsidiary after the effective date of this Agreement and (b) have not merged or consolidated, in a single transaction or series of related transactions, with any entity after the effective date of this Agreement which is not currently affiliated with any Borrower or any other Subsidiary), provided that if the surviving Subsidiary after any such merger or consolidation is not a Borrower hereunder at the time of such merger or consolidation, such surviving Subsidiary shall, contemporaneously with such merger or consolidation, execute and deliver to Bank a Joinder Agreement.

         11. Costs. Borrowers shall jointly and severally reimburse Bank upon demand for the amount of any taxes (other than taxes on income or other similar taxes) or duties incurred by Bank in connection herewith and the amount of any expenses incurred by Bank in connection with the preparation, administration of actions undertaken at the direct request of any Borrower, modification, or enforcement of this Agreement, including the expenses and fees of legal counsel to Bank and all court costs and expenses of collection of the Note, including reasonable attorneys' fees and disbursements therefor.

         12. Cancellation, Final Availability Date and Extension Thereof. The line of credit provided by this Agreement is effective on June 8, 1995, and expires at the close of business on June 6, 1996, which date shall be the "Final Availability Date". Either Borrowers or Bank may cancel the Commitment of Bank under this Agreement with or without cause prior to the Final Availability Date by providing ninety (90) days prior written notice to the other specifying the effective date of cancellation. If this Agreement is so canceled prior to the Final Availability Date, (a) all outstanding Loans and other Indebtedness owing by Borrowers hereunder shall be prepaid in full and satisfied and all issued Letters of Credit must be canceled or returned to Bank (or be cash secured in an amount equal to 100% of the undrawn amount of the applicable Letter(s) of Credit by one or more Borrowers pursuant to documents reasonably acceptable to Bank on or before the effective date of such cancellation) and (b) the Facility Fee will be prorated through the effective date of such cancellation. If all outstanding Loans and other Indebtedness owing by Borrowers hereunder shall be prepaid in full and satisfied prior to the effective date of such cancellation, and if all issued Letters of Credit are canceled or returned to Bank or are cash secured in accordance with the above-described terms, prior to the effective date of such cancellation, Borrowers shall thereafter have no further obligation to fully comply with the terms and provisions of Section 10 hereof if all Borrowers have notified Bank in writing that they have irrevocably elected to waive any further right to request and receive from Bank any additional Loans or cause Bank to issue any additional Letters of Credit hereunder prior to the effective date of such cancellation.

         13.     Changes in Law.

                 a. If the effect of any change in any applicable law, regulation, or requirement, or in the interpretation or administration thereof by any central bank or other governmental agency charged with the administration thereof (other than an increase in the rate of a tax on net income or other similar taxes) is: to increase the cost to Bank of honoring its commitment to lend hereunder or of making or maintaining any Loan hereunder; to reduce Bank's return hereunder or on its capital, or to reduce the principal, interest, or other sums received or receivable by Bank hereunder by virtue of any Loan hereunder or otherwise; to require the inclusion of any commitment or Loan hereunder, in whole or in part, in calculations related to Bank's capitalization or to change the requirements of such calculation or to increase Bank's capital requirements thereby, as a result of any of which the profitability to Bank of this Agreement or any Loan hereunder is adversely affected, Borrowers jointly and severally agree to pay to Bank such additional amount as shall compensate Bank for any of the foregoing additional costs or reductions. Such additional amounts shall be payable on the next Interest Period ending date following the event causing the additional cost to Bank, or the date following thirty (30) days after written notice from Bank (which notice, and the additional amount or amounts determined by Bank set forth therein shall be conclusive and binding on Borrowers except in the case of manifest error), whichever in any of the foregoing cases is the shorter period.

                 b. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make, maintain or fund its Eurodollar Rate Borrowings and Bank shall so notify Borrowers, whereupon until Bank notifies Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of Bank to make Eurodollar Rate Borrowings shall be suspended. If Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Rate Borrowings to maturity and shall so specify in any such notice, Borrowers shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Rate

Borrowings, together with accrued interest thereon. Concurrently with prepaying each such Eurodollar Rate Borrowings, Borrowers shall borrow a Base Rate Loan in an equal principal amount from Bank (on which interest and principal shall be payable contemporaneously with any related Eurodollar Rate Borrowings of other banks), and Bank shall make such a Base Rate Loan.

         14. Default. The occurrence of any of the following shall constitute a default hereunder:

                 a. Any amounts due hereunder are not paid (i) with respect to principal when due, (ii) with respect to interest within three (3) days after due, or (iii) with respect to other amounts within ten (10) days after due; or

                 b. Any Borrower shall continue in breach or default of any obligation or covenant hereunder, except as provided in Sections 14(a) or 14(c)-(g) hereof, after 45 days notice thereof by Bank; or

                 c. Any Borrower shall fail to pay when due, whether at maturity, by acceleration or otherwise, any other Indebtedness in excess (in the aggregate) of $25,000,000 or any other default shall occur under any agreement or instrument evidencing, securing or relating to any Indebtedness in excess (in the aggregate) of $25,000,000 after any applicable period of grace or notice such that in either case such Indebtedness is accelerated; or

                 d. Any representation or warranty made or deemed made by any Borrower herein or in any certificate or document furnished or executed pursuant hereto or thereto proves untrue in any material respect when made or deemed made; or

                 e. Any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due or otherwise becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for any Borrower or for any material part of its properties with its consent, or if appointed without its consent, such trustee or receiver is not discharged within 45 days; or bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against any Borrower, and if instituted against it are consented to by it or remain undismissed for 45 days; or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of any Borrower and shall not be released or bonded within 45 days after levy; or

                 f. This Agreement or any other instrument or agreement contemplated hereunder shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Borrower, or by any governmental authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability hereof or thereof, or any Borrower shall deny that it has any liability or obligation for the payment of any principal, interest or fees created under this Agreement or any instrument or agreement contemplated hereunder; or

                 g. A final, nonappealable judgment or order for the payment of money in excess of $1,000,000 shall be rendered against any Borrower and such judgement or order shall continue unsatisfied and unstayed for a period of thirty (30) days; or

                 h. Any Borrower shall be prevented or relieved by any governmental authority from performing or observing any monetary payment or repayment obligations evidenced by this Agreement or any other related documents.

If any of the foregoing defaults shall occur, then Bank may do any or all of the following: (1) terminate Bank's Commitment hereunder, whereupon the obligation of Bank to permit any additional borrowing hereunder shall terminate without further demand or notice of any kind whatsoever (other than any notice expressly required by other provisions of this Agreement); (2) declare the Note and all Indebtedness hereunder to be immediately due and payable; and (3) exercise any and all other rights pursuant to this Agreement and all other related documents or available under applicable law. In addition, if any default of the type specified in subparagraph (e) above shall occur, Bank's Commitment hereunder shall automatically terminate and the Note and all Indebtedness hereunder shall be immediately due and payable without giving notice of any kind and the obligation of Bank to permit any additional borrowing hereunder shall terminate without demand, notice or acceleration of any kind whatsoever (with Borrowers and any and all other co-makers, endorsers, guarantors and sureties severally waiving any and all notices, including without limitation, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, demand, presentation for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability).

In addition, upon the occurrence of any of the foregoing defaults and for so long as any Letter of Credit shall remain outstanding, any amounts received by Bank pursuant to the preceding paragraph with respect to the amounts available for drawing under such Letters of Credit shall be held in a collateral account maintained by Borrowers with Bank ("Collateral Account"), which account (and all investments held therein) shall be held in the name of and subject to the dominion and control of Bank, as cash collateral for the reimbursement obligations of Borrowers in the event of any drawing under any such Letter of Credit. Upon any drawing under any such letter of credit, Bank shall apply such amounts held in Collateral Account to such reimbursement obligations.

Borrowers hereby grant to Bank a security interest in and right of set-off against any and all of the funds held in the Collateral Account from time to time and any instruments evidencing the foregoing to secure the obligations of Borrowers hereunder in respect of such Letters of Credit issued pursuant hereto, any and all other reimbursement obligations arising in connection therewith, and all other obligations of Borrowers hereunder. Bank shall have the rights, powers and remedies of a secured party under the Uniform Commercial Code in effect in the State of Texas with respect to the funds held in the Collateral Account from time to time. Borrowers shall take such actions from time to time as Bank may reasonably request to perfect and preserve the security interests provided for in this paragraph.

Upon the latter to occur of (i) the satisfaction and payment in full of all obligations of Borrowers hereunder, or (ii) the termination or expiration of all Letters of Credit issued pursuant hereto of each such letter of Credit to Bank, Bank shall release all funds held in the Collateral Account to or upon the order of Borrowers (or as a court of competent jurisdiction may otherwise direct).

         15.     Remedies, Other Matters.

                 a. No failure or delay on the part of Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other rights, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies that Bank or any subsequent holder(s) of the Note would otherwise have.

                 b. Upon the acceleration of the Indebtedness hereunder, Bank is hereby authorized at any time or from time to time thereafter, without notice to Borrowers, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by Bank to or for the credit or the account of any Borrower against and on account of any Indebtedness of Borrowers to Bank hereunder.

                 c. The descriptive headings of the several articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.

                 d. THIS AGREEMENT OR ANY PROVISION HEREOF OR DOCUMENT REFERRED TO HEREIN MAY BE CHANGED, WAIVED DISCHARGED OR TERMINATED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM ENFORCEMENT OF THE CHANGE, WAIVER, DISCHARGE OR TERMINATION IS SOUGHT.

                 e. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, will inure to the benefit of the holders from time to time of the Promissory Note; provided, however, that Borrowers may not assign or transfer their rights or obligations hereunder without the prior written consent of Bank. Bank shall have the right to sell participations in its interest hereunder to one or more financial institutions or other entities, and in the event of any such sale by Bank of any participating interest to any participant, Bank's obligations hereunder to the other parties to this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrowers shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement and all other related documents. Bank shall also have the right to assign all or any portion of its interest hereunder to one or more financial institutions with the consent of Borrowers, which consent shall not be unreasonably withheld. Upon any such assignment, the assignee(s) shall be a party hereto and have the rights and obligations of Bank hereunder, and in the event of a sale of all of its interest hereunder, Bank shall be released from all further obligations under this Agreement. Each Borrower authorizes Bank to disclose to any prospective participant or assignee any and all financial information in Bank's possession concerning Borrowers and their Subsidiaries which has been delivered to Bank pursuant to this Agreement or in connection with Bank's credit evaluation of Borrowers and their Subsidiaries prior to the execution and delivery of this Agreement; provided, that such potential participants or assignees agree not to disclose any confidential, nonpublic information delivered to any of them, except to the extent required by applicable law.

                 f. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

                 g. BORROWERS JOINTLY AND SEVERALLY AGREE TO INDEMNIFY, HOLD HARMLESS AND DEFEND BANK AGAINST ANY CLAIM, DEMAND, ACTION, SUIT, LOSS OR LIABILITY ARISING IN ANY MANNER, WHETHER OR NOT FROM THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF BANK, FROM THIS AGREEMENT OR THE NOTE OR FROM ANY ACTION, INACTION OR OMISSION OF BANK IN CONNECTION HEREWITH OR WITH ANY RELATED DOCUMENTS OR PROPERTY OR OTHERWISE HEREUNDER, AND BORROWERS AGREE THAT BANK SHALL NOT BE LIABLE TO BORROWERS FOR ANY SUCH ACTION, INACTION OR OMISSION UNLESS CONSTITUTING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK.

                 h. THIS AGREEMENT SHALL BE DELIVERED TO BANK IN DALLAS, TEXAS (THE PLACE OF PERFORMANCE HEREUNDER), AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                 i. All notices under this Agreement or any other related document shall be in writing and either (a) hand delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested or (c) sent by telecopy or telegram, in each case to the intended recipient at the "Address for Notice" specified adjacent to its name on the signature pages hereof, or to such other address as a party hereto may designate to all other parties hereto in writing at least ten (10) days prior to the effective date of such change of address. Notices shall be deemed to have been given on the date of receipt if hand delivered, two (2) Business Days after the date of deposit of the same into the U.S. mail if mailed, or upon receipt if sent by telecopy or telegram.

         THIS AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES TO IT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWERS:                         DELL COMPUTER CORPORATION, a Delaware
                                   corporation

                                   By:   /s/ DALTON W. KAYE
                                   Name:     Dalton W. Kaye
Address for Notices:               Title:    Vice President/ Treasurer
2214 W. Braker Lane
Suite D
Austin, Texas 78758-4063
Attention: Dalton W. Kaye

                                   DELL PRODUCTS L.P., a Texas limited
                                   partnership

                                   By:     Dell Gen. P. Corp.
                                           a Delaware corporation
                                           General Partner

                                           By:  /s/ DALTON W. KAYE
                                           Name:    Dalton W. Kaye
Address for Notices:                       Title:   Vice President/Treasurer
2214 W. Braker Lane
Suite D
Austin, Texas 78758-4063
Attention: Dalton W. Kaye

                                     DELL USA L.P., a Texas limited partnership

                                     By:      Dell Gen. P. Corp.
                                              a Delaware corporation
                                              General Partner

                                              By: /s/  DALTON W. KAYE
                                              Name:    Dalton W. Kaye
Address for Notices:                          Title:   Vice President/Treasurer
2214 W. Braker Lane
Suite D
Austin, Texas 78758-4063
Attention: Dalton W. Kaye

                                     DELL MARKETING L.P., a Texas limited
                                     partnership

                                     By:      Dell Gen. P. Corp.
                                              a Delaware corporation
                                              General Partner

                                              By: /s/ DALTON W. KAYE
                                              Name:   Dalton W. Kaye
Address for Notices:                          Title:  Vice President/Treasurer
2214 W. Braker Lane
Suite D
Austin, Texas 78758-4063
Attention: Dalton W. Kaye
                                     DELL DIRECT SALES L.P., a Texas limited
                                     partnership

                                     By:      Dell Gen. P. Corp.
                                              a Delaware corporation
                                              General Partner


                                              By: /s/ DALTON W. KAYE
                                              Name:   Dalton W. Kaye
Address for Notices:                          Title:  Vice President/Treasurer
2214 W. Braker Lane
Suite D
Austin, Texas 78758-4063
Attention: Dalton W. Kaye

BANK:                                      NATIONSBANK OF  TEXAS, N.A.

                                           By: /s/ WILLIAM C. COLLINS
                                           Name:   William C. Collins
Address for Notices:                       Title:  Senior Vice President
Nationsbank of Texas, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75283
Attention: Ms. Karen Puente
Telephone:       (214) 508-0519
Telecopy:        (214) 508-0944

                                   Exhibit A

                          SAMPLE BORROWING CERTIFICATE

____________________
NationsBank of Texas, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75283

         We confirm the borrowing information as indicated below:

       Date of       Principal      Maturity       No. Days       Interest       Interest       Amt. Due
       -------       ---------      --------       --------       --------       --------       --------
         Loan        Amt. Loan        Date          Borrow          Basis          Rate       at Maturity
         ----        ---------        ----          ------          -----          ----       -----------




Type of Borrowing:

Settlement Instructions:

         Credit Proceeds in Federal Funds to:
                                  ABA No.
                                  Bank Name:
                                  City, State:
                                  Account No.:
                                  Reference:

         By making the request to borrow hereunder, Borrower represents that all representations and warranties made by it in Section 9 of the related Committed Credit Line Agreement are true and correct, except that the representation in Section 9(b) shall be deemed given only as to the most recent audited financial statement of Borrower that has been provided to Bank, and that no default pursuant to Section 14 thereof has occurred or will occur as a result of such borrowing.

                                          Sincerely,


                                          _____________________________________
                                          Title:  _____________________________

                                   Exhibit B

                                PROMISSORY NOTE

         For value received, the undersigned entities (collectively the "Borrowers" and individually a "Borrower") jointly and severally promise to pay to the order of Nationsbank of Texas, N.A. ("Bank"), the principal amount of $25,000,000.00, or if less, the aggregate unpaid principal amount of all Loans made by Bank to any Borrower pursuant to the U.S. $25,000,000.00 Committed Credit Line Agreement (the "Agreement") referred to below, together with interest thereon from the date of such borrowing(s) at the rate or rates specified in the Agreement and Borrowing Certificate thereto, and on the date(s) provided therein. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at Bank's address as set forth in the Agreement.

         Each Loan made by Bank to any Borrower, the maturity thereof, interest rate basis and rate, and amounts due at maturity, shall be recorded by Bank in its books and records, and prior to any transfer hereof, endorsed on a schedule that may be attached hereto as a part of this Promissory Note, provided that the failure of Bank to make any such recordation or endorsement shall not limit or otherwise affect the obligations of Borrowers hereunder or under the Agreement.

         Except for any notice expressly provided for and required by the terms of the Agreement, Borrowers hereby waive notice of acceleration, notice of intent to accelerate, demand, presentment, notice of dishonor, protest and diligence in collecting sums due hereunder. Borrowers jointly and severally agree to reimburse Bank for its expense, including reasonable attorney's fees, in connection with collection of any sums due to Bank hereunder.

         This Promissory Note is a Promissory Note referred to in the Committed Credit Line Agreement dated as of June 8, 1995, between Borrowers and Bank, and terms defined in such Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the payment and prepayment hereof.

         THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS

                                     DELL COMPUTER CORPORATION,
                                     a Delaware corporation


                                     By:   ____________________________________
                                           Name:      _________________________
                                           Title:     _________________________

                                DELL PRODUCTS L.P., a Texas limited partnership

                                By:   Dell Gen. P. Corp,
                                      a Delaware corporation,
                                      General Partner

                                      By:   ____________________________________
                                            Name:      _________________________
                                            Title:     _________________________


                                DELL USA L.P., a Texas limited partnership

                                By:   Dell Gen. P. Corp,
                                      a Delaware corporation,
                                      General Partner

                                      By:   ____________________________________
                                            Name:      _________________________
                                            Title:     _________________________


                                DELL MARKETING L.P., a Texas limited partnership

                                By:   Dell Gen. P. Corp,
                                      a Delaware corporation,
                                      General Partner

                                      By:   ____________________________________
                                            Name:      _________________________
                                            Title:     _________________________


                                DELL DIRECT SALES L.P., a Texas limited
                                partnership

                                By:   Dell Gen. P. Corp,
                                      a Delaware corporation,
                                      General Partner

                                      By:   ____________________________________
                                            Name:      _________________________
                                            Title:     _________________________

                                   Exhibit C

                             _______________, 1995


NationsBank of Texas, N.A.
901 Main Street
P. O. Box 831000
Dallas, Texas 75283-1000

Ladies and Gentlemen:

         I am the General Corporate Counsel of Dell Computer Corporation ("Dell"), a Delaware corporation. This letter is being furnished to you in connection with that certain Committed Credit Line Agreement, dated as of June 8, 1995 (the "Credit Agreement") between Dell, Dell Products L.P. ("Dell Products"), a Texas limited partnership, Dell USA L.P. ("Dell USA"), a Texas limited partnership, Dell Marketing L.P. ("Dell Marketing"), a Texas limited partnership, Dell Direct Sales L.P. ("Dell Direct"), a Texas limited partnership, and you. Dell Products, Dell USA, Dell Marketing and Dell Direct are referred to herein collectively as the "Partnership Borrowers," and Dell and the Partnership Borrowers are referred to herein collectively as the "Borrowers." The general partner of each of the Partnership Borrowers is Dell Gen. P. Corp ("Dell GP"), a Delaware corporation that is a wholly-owned subsidiary of Dell.

           I have participated in the review of each of the following documents executed and delivered in connection with the Credit Agreement (collectively the "Loan Documents"):

         (a)     The Credit Agreement;

         (b) The Promissory Note in the original principal amount of $25,000,000.00, executed by the Borrowers, payable to your order;

         (c)     The Contribution Agreement executed by the Borrowers; and

         (d) The Notice of Entire Agreement and DTPA Waiver executed by the Borrowers and you.

         I am familiar with the terms of the Loan Documents and have consulted with such officers of Dell and such officers of Dell GP as I deem necessary concerning the Loan Documents. I also have examined or am familiar with such other documents, instruments and corporate and partnership records as I have deemed necessary or appropriate for the purposes of rendering the opinions set forth below.

NationsBank of Texas, N.A.
_______________, 1995
Page 2


         Based on the foregoing and subject to the qualifications and matters set forth below, I am of the following opinions:

         A. Dell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power to own and operate its properties and to conduct its business as presently conducted and to execute and perform the Credit Agreement. Dell is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where it is required to be qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the consolidated business of the Borrowers.

         B. Dell GP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power to own and operate its properties and to conduct its business as presently conducted. Dell GP is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where it is required to be qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the consolidated business of the Borrowers. Dell GP is the sole general partner of each of the Partnership Borrowers and, in such capacity, has all requisite power and authority under the respective partnership agreements of the Partnership Borrowers and the Texas Revised Limited Partnership Act to execute the Credit Agreement on behalf of each of the Partnership Borrowers.

         C. Each of the Partnership Borrowers is a limited partnership duly organized and validly existing under the laws of the State of Texas with all requisite partnership power and authority to own and operate its properties and to conduct its business as presently conducted and to execute and perform the Loan Documents to which it is a party. Each of the Partnership Borrowers is duly qualified to do business as a foreign partnership under the laws of each jurisdiction where it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the consolidated business of the Borrowers.

         D. The execution and delivery of the Loan Documents has been duly authorized by all necessary corporate or partnership action of each Borrower, and (assuming that the Loan Documents are enforceable against you) the Loan Documents constitute (or, to the extent any portion thereof has not been executed, when so executed and delivered will constitute) legal, valid and binding obligations of the Borrowers enforceable against them in accordance with their respective terms (except

NationsBank of Texas, N.A.
_______________, 1995
Page 3


as enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or general principles of equity).

         E. The execution, delivery and performance by the Borrowers of the Loan Documents will not (1) conflict with or result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Dell or the partnership agreement or certificate of limited partnership of any of the Partnership Borrowers or (b) any covenant, agreement or instrument known to me to which any of the Borrowers is bound in connection with or in respect of any obligation for borrowed money or (2) violate or conflict with any order, ruling, decree, judgment, arbitration award, stipulation, statute, rule or regulation known to me to which any of the Borrowers is subject, except for any conflict, breach, acceleration or violation referred to in clause (1)(a) above or clause (2) above that would not reasonably be expected to have a material adverse effect on the consolidated business of the Borrowers or the enforceability of the Loan Documents.

         F. To the best of my knowledge, after due inquiry, no approval, consent, exemption or action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance by the Borrowers of the Credit Agreement or any other Loan Document, other than routine filings after the date hereof with the Securities and Exchange Commission.

         G. To the best of my knowledge, after due inquiry, there are no suits, proceedings, claims or disputes pending (nor, to my knowledge, after due inquiry, are any actions, suits or proceedings threatened) against or affecting any of the Borrowers that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrowers or on their ability to perform their obligations under the Loan Documents.

         I am admitted to practice law only in the State of Texas, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

NationsBank of Texas, N.A.
_______________, 1995
Page 4


         This opinion is being furnished to you solely for your benefit in connection with the Credit Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without the express written permission of Dell.

                                                   Sincerely,


                                                   _____________________________
                                                   Thomas H. Welch, Jr.,
                                                   General Corporate Counsel

                                   SCHEDULES

The following is a list of the schedules accompanying the foregoing Committed Credit Line Agreement, which have been omitted from this filing:

                              Schedule II -- Existing Indebtedness
                              Schedule III -- Liens

The Company hereby undertakes to furnish supplementally a copy of any of such schedules to the Commission upon request.

                         SCHEDULE OF SIMILAR AGREEMENTS

         The following is a schedule of other Committed Credit Line Agreements entered into by the Company, each of which agreement is substantially identical to the foregoing Committed Credit Line Agreement, except as to the identity of the Bank that is a party thereto (which is indicated below):

             Name of Agreement                                       Identity of Bank
             -----------------                                       ----------------
Committed Credit Line Agreement,
    dated as of June 8, 1995  . . . . . . . . . . . . . . . .   Barclays Bank, PLC
Committed Credit Line Agreement,
    dated as of June 8, 1995  . . . . . . . . . . . . . . . .   Chemical Bank
Committed Credit Line Agreement,
    dated as of June 8, 1995  . . . . . . . . . . . . . . . .   Credit Lyonnais New York Branch
Committed Credit Line Agreement,
    dated as of June 8, 1995  . . . . . . . . . . . . . . . .   First Interstate Bank of Texas, N.A.
Committed Credit Line Agreement,
    dated as of June 8, 1995  . . . . . . . . . . . . . . . .   Royal Bank of Canada